Exhibit 99.1

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports First Quarter 2013:

●
Net Revenues of $8.2 Billion Included the Negative Impact of $317 Million from the Tightening of Morgan Stanley’s Debt-Related Credit Spreads (DVA);1 Income from Continuing Operations of $0.50 per Diluted Share

●	Excluding DVA, Net Revenues were $8.5 Billion and Income from Continuing Operations was $0.61 per Diluted Share2, 3

●	Global Wealth Management Pre-Tax Margin of 17% and Fee Based Asset Flows of $15.3 Billion;4, 5, 6 Investment Banking Ranked #2 in Global Completed M&A and #3 in Global Equity7

NEW YORK, April 18, 2013 – Morgan Stanley (NYSE: MS) today reported net revenues of $8.2 billion for the first quarter ended March 31, 2013 compared with $6.9 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $1.0 billion, or $0.50 per diluted share,8 compared with a loss of $79 million, or a loss of $0.05 per diluted share,8 for the same period a year ago.

Results for the current quarter included negative revenue related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA)1 of $317 million, compared with negative revenue of $2.0 billion a year ago.

Excluding DVA, net revenues for the current quarter were $8.5 billion compared with $8.9 billion a year ago and income from continuing operations applicable to Morgan Stanley was $1.2 billion, or $0.61 per diluted share, compared with income of $1.4 billion, or $0.71 per diluted share a year ago.3, 8, 9

Compensation expense was $4.2 billion compared with $4.4 billion a year ago.10  Non-compensation expenses of $2.3 billion were essentially unchanged from a year ago.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.49 per diluted share, compared with a net loss of $0.06 per diluted share in the first quarter of 2012.8

Summary of Firm Results (dollars in millions)

	As Reported		Excluding DVA (2), (3)
	Net	MS Earnings	Net	MS Earnings
	Revenues	Cont. Ops. (1)	Revenues	Cont. Ops. (1)

1Q 2013	$8,158	$977	$8,475	$1,177
4Q 2012	$6,966	$634	$7,477	$953
1Q 2012	$6,924	$(104)	$8,902	$1,343

(1)	Represents income (loss) from continuing operations applicable to Morgan Stanley common shareholders less preferred dividends.
(2)	Net revenues for 1Q 2013, 4Q 2012 and 1Q 2012 exclude positive (negative) revenue from DVA of $(317) million, $(511) million and $(1,978) million, respectively.
(3)
Earnings / (loss) from continuing operations applicable to Morgan Stanley common shareholders for 1Q 2013, 4Q 2012 and 1Q 2012 excludes after-tax DVA impact of $(201) million, $(321) million and $(1,454) million, respectively, and includes a related allocation of earnings to Participating Restricted Stock Units of $1 million, $2 million and $7 million, respectively.

Business Overview

●	Global Wealth Management Group net revenues were $3.5 billion and pre-tax margin was 17%.4 Average annualized revenue per representative was $851,000 in the current quarter.5

●
Institutional Securities net revenues excluding DVA were $4.4 billion reflecting strength in underwriting revenues and Equity sales and trading, and lower results in Fixed Income and Commodities sales and trading.

●	Asset Management reported net revenues of $645 million with assets under management or supervision of $341 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “Morgan Stanley demonstrated solid momentum across the Firm this quarter, consistent with the strategic objectives we laid out at the beginning of the year.  In Global Wealth Management, our operating pre-tax profit was the highest in our history, and we look forward to completing the acquisition of the remaining 35% of our wealth management joint venture once we have obtained full regulatory approval.  Our institutional businesses continue to rebound from the lows of 2012.  The program to reduce non-strategic risk-weighted assets in our Fixed Income and Commodities businesses remains on schedule.  Our joint ventures with Mitsubishi UFJ Financial Group present exciting opportunities – across the globe and specifically in Japan, given the economic policy changes taking place in that country.  Looking forward, while the global environment continues to have moments of fragility, we believe the broad economic outlook for the next several years is stronger than in the recent past.”

Summary of Institutional Securities Results (dollars in millions)

	As Reported (1)		Excluding DVA (1), (2)
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
1Q 2013	$4,089	$830	$4,406	$1,147
4Q 2012	$3,087	$76	$3,598	$587
1Q 2012	$3,135	$(329)	$5,113	$1,649

(1)	Results for all periods have been recast to reflect the International Wealth Management business previously reported in the Global Wealth Management Group business segment.
(2)	Net revenues and pre-tax income for 1Q 2013, 4Q 2012 and 1Q 2012 exclude positive (negative) revenue from DVA of $(317) million, $(511) million and $(1,978) million, respectively.

INSTITUTIONAL SECURITIES

Institutional Securities reported a pre-tax gain from continuing operations of $830 million compared with a pre-tax loss of $329 million in the first quarter of last year.  Net revenues for the current quarter were $4.1 billion compared with $3.1 billion a year ago.  DVA resulted in negative revenue of $317 million in the current quarter compared with negative revenue of $2.0 billion a year ago.  Excluding DVA, net revenues for the current quarter were $4.4 billion compared with $5.1 billion a year ago.  Income after the noncontrolling interest allocation and before taxes was $733 million.11 The following discussion for sales and trading excludes DVA.

●
Advisory revenues were $251 million compared with $313 million a year ago, primarily reflecting lower levels of market activity.  Equity underwriting revenues of $283 million increased from $172 million a year ago reflecting higher market volume.  Fixed income underwriting revenues were $411 million compared with $366 million a year ago reflecting a favorable debt underwriting environment.

●
Fixed Income & Commodities sales and trading net revenues were $1.5 billion compared with $2.6 billion a year ago reflecting declines in commodities and rates, partly offset by higher results in securitized products and relative strength in corporate credit.12

●	Equity sales and trading net revenues of $1.6 billion compared with $2.0 billion in the prior year quarter primarily reflecting lower market volumes, partly offset by strength in prime brokerage.12

●
Other sales and trading net revenues were $73 million compared with negative revenue of $286 million in the prior year.  Results in the prior year quarter primarily reflected losses on economic hedges related to the Firm’s long-term debt.

●
Other revenues were $137 million compared with $51 million in the first quarter of last year, principally driven by strength in our Japanese securities joint venture, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

●
Compensation expense for the current quarter was $1.9 billion compared with $2.2 billion in the prior year quarter driven in part by lower headcount.10  Non-compensation expenses of $1.4 billion increased from $1.3 billion a year ago reflecting higher volume driven expenses.

●	Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $72 million compared with $78 million in the fourth quarter of 2012.13

Summary of Global Wealth Management Group Results (dollars in millions)

	Net	Pre-Tax
	Revenues (1)	Income (1)
1Q 2013	$3,470	$597
4Q 2012	$3,325	$562
1Q 2012	$3,291	$403

(1)	Results for all periods have been recast to exclude the International Wealth Management business, currently reported in the Institutional Securities business segment.

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group reported pre-tax income from continuing operations of $597 million compared with $403 million in the first quarter of last year.  The quarter’s pre-tax margin was 17%.4  Net revenues for the current quarter were $3.5 billion compared with $3.3 billion a year ago.  Income after the noncontrolling interest allocation to Citigroup Inc. (Citi) and before taxes was $476 million.14

●	Asset management fee revenues of $1.9 billion increased 8% from last year’s first quarter primarily reflecting an increase in fee based assets and positive flows.

●
Transactional revenues15 of $1.1 billion were essentially unchanged from a year ago primarily reflecting higher investment banking revenues, offset by a decrease in trading revenues driven by lower gains from investments associated with the Firm’s deferred compensation and co-investment plans.

●
Compensation expense for the current quarter was $2.1 billion compared with $2.0 billion a year ago on higher revenues.10  Non-compensation expenses of $808 million decreased from $879 million a year ago partly driven by the absence of platform integration costs.

●
Total client assets were $1.8 trillion at quarter end.  Client assets in fee based accounts were $621 billion, or 35% of total client assets.  Fee based asset flows for the quarter were $15.3 billion.5, 6, 16

●
Wealth Management representatives were 16,284 for the quarter, essentially unchanged from 16,352 as of December 31, 2012 (recast).5  Average annualized revenue per representative of $851,000 and total client assets per representative of $110 million increased 9% and 10%, respectively, compared with the prior year quarter.5, 16

Summary of Asset Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2013	$645	$187
4Q 2012	$599	$221
1Q 2012	$533	$128

ASSET MANAGEMENT

Asset Management reported pre-tax income from continuing operations of $187 million compared with pre-tax income of $128 million in last year’s first quarter.17  The quarter’s pre-tax margin was 29%.4  Income after the noncontrolling interest allocation and before taxes was $136 million.

●
Net revenues of $645 million increased 21% from the prior year reflecting higher results in the Traditional Asset Management business and gains on investments in the Merchant Banking and Real Estate Investing businesses.18

●
Compensation expense for the current quarter was $259 million compared with $218 million a year ago on higher revenues.10  Non-compensation expenses of $199 million increased from $187 million a year ago on higher volume driven brokerage and clearing expenses.

●	Assets under management or supervision at March 31, 2013 of $341 billion increased from $304 billion a year ago primarily reflecting market appreciation and positive flows.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio under Basel I was approximately 13.9% and Tier 1 common ratio was approximately 11.5% at March 31, 2013.  Both of these ratios reflect the implementation of the Basel Committee’s market risk capital framework, commonly referred to as “Basel 2.5”, which became effective January 1, 2013.19

At March 31, 2013, book value and tangible book value per common share were $31.22 and $27.39,20 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 21.2%.  The current quarter includes a net tax benefit of approximately $142 million consisting of a discrete net tax benefit from the remeasurement of reserves and related interest and a benefit resulting from a retroactive change in U.S. tax law.21

The Firm declared a $0.05 quarterly dividend per common share, payable on May 15, 2013 to common shareholders of record on April 30, 2013.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A, each of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other items throughout the Form 10-K, and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Income (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period to period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of income (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	1Q 2013	1Q 2012
Income (loss) per diluted share applicable to MS – Non-GAAP	$0.61	$0.71
DVA impact	$(0.11)	$(0.76)
Income (loss) per diluted share applicable to MS – GAAP	$0.50	$(0.05)

Average diluted shares – Non-GAAP	1,940	1,903
DVA impact	0	(26)
Average diluted shares – GAAP	1,940	1,877

4 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes, divided by net revenues.

5 On January 1, 2013, the International Wealth Management business was transferred from the Global Wealth Management Group to the Equity Division within Institutional Securities.  Accordingly, all results and statistical data have been recast for all periods to reflect the International Wealth Management business as part of the Institutional Securities business segment.

6 Beginning January 1, 2013, the Firm enhanced its definition of fee based asset flows.  Fee based asset flows have been recast for all periods to include dividends, interest and client fees, and to exclude cash management related activity.  The change reflects a better representation of asset flows in fee based accounts.

7 Source: Thomson Reuters – for the period of January 1, 2013 to March 31, 2013 as of April 2, 2013.

8 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the first quarter of 2013 and 2012 of approximately $26 million and $25 million, respectively.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

9 Income (loss) applicable to Morgan Stanley, excluding DVA, is a non-GAAP financial measure that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q 2013	4Q 2012	1Q 2012
Income (loss) applicable to MS – Non-GAAP	$1,204	$981	$1,375
DVA after-tax impact	$(201)	$(321)	$(1,454)
Income (loss) applicable to MS – GAAP	$1,003	$660	$(79)

10 Compensation in the current quarter included severance expense of $132 million associated with the Firm’s reduction in force in January 2013 which was reflected in the business segments’ results as follows: Institutional Securities: $113 million, Global Wealth Management Group: $15 million and Asset Management: $4 million.  The first quarter of 2012 included severance expense of $138 million associated with the Firm’s reduction in force in January 2012 which was reflected in the business segments’ results as follows: Institutional Securities: $108 million, Global Wealth Management Group: $25 million and Asset Management: $5 million.

11 Noncontrolling interests reported in the Institutional Securities business segment primarily represents allocation to Morgan Stanley MUFG Securities Co., Ltd.  Noncontrolling interests also have been recast for all periods to reflect the International Wealth Management transfer to Institutional Securities.

12 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q 2013	1Q 2012
Sales & Trading – Non-GAAP	$3,182	$4,260
DVA impact	$(317)	$(1,978)
Sales & Trading – GAAP	$2,865	$2,282

FIC Sales & Trading – Non-GAAP	$1,515	$2,590
DVA impact	$(238)	$(1,597)
FIC Sales & Trading – GAAP	$1,277	$993

Equity Sales & Trading – Non-GAAP	$1,594	$1,956
DVA impact	$(79)	$(381)
Equity Sales & Trading – GAAP	$1,515	$1,575

13 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm's trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm's VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2012.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

14 During the quarter ended September 30, 2012, Morgan Stanley completed the purchase of an additional 14% stake in the wealth management joint venture from Citi, increasing the Firm’s interest from 51% to 65%.  Prior to September 17, 2012, Citi’s results related to its 49% interest were reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 9 of Morgan Stanley’s Financial Supplement accompanying this release.  Due to the terms of the revised agreement with Citi, subsequent to the purchase of the additional 14% stake, Citi’s results related to the 35% interest are reported in net income (loss) applicable to redeemable noncontrolling interests on page 9 of Morgan Stanley’s Financial Supplement accompanying this release.

15 Transactional revenues include investment banking, trading and commissions and fee revenues.

16 Effective for the quarter ended March 31, 2013, client assets also include certain additional non-custodied assets as a result of the completion of the Morgan Stanley Smith Barney platform conversion.

17 Results for the first quarter of 2013 and 2012 included pre-tax income of $50 million and $65 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to noncontrolling interests on page 11 of Morgan Stanley’s Financial Supplement accompanying this release.

18 Results for the current quarter included gains of $52 million compared with gains of $67 million in the prior year quarter related to investments held by certain consolidated real estate funds.

19 The Firm calculates its Tier 1 capital ratio and risk-weighted assets (“RWAs”) in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  On January 1, 2013, the U.S. banking regulators’ rules to implement the Basel Committee’s  market risk capital framework, commonly referred to as “Basel 2.5”, became effective, which increases capital requirements for securitizations and correlation trading within the Firm's trading book, as well as incorporating add-ons for stressed VaR and incremental risk requirement. The Firm’s Tier 1 capital ratio and RWAs for the current quarter were calculated under this revised framework.  The Firm’s Tier 1 capital and RWAs for prior quarters have not been recalculated under this revised framework.  In accordance with the Federal Reserve Board’s definition, Tier 1 common capital is defined as Tier 1 capital less non-common elements in Tier 1 capital, including perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.  These computations are preliminary estimates as of April 18, 2013 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

20 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction and includes only the Firm’s share of the wealth management joint venture’s goodwill and intangible assets.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

21 The American Taxpayer Relief Act of 2012 (the “Act”) was enacted on January 2, 2013.  Among other things, the Act extends with retroactive effect to January 1, 2012 a provision of U.S. tax law that defers the imposition of tax on certain active financial services income of certain foreign subsidiaries earned outside of the U.S. until such income is repatriated to the United States as a dividend.  Accordingly, the Firm recorded a benefit of approximately $81 million attributable to the Act’s retroactive extension of these provisions as part of income taxes from continuing operations in the quarter ending March 31, 2013.  In addition, the Firm recorded a net discrete benefit of approximately $61 million related to the remeasurement of reserves and related interest due to new information regarding the status of certain tax authority examinations.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	Dec 31, 2012	Mar 31, 2012
Net revenues
Institutional Securities	$4,089	$3,087	$3,135	32%	30%
Global Wealth Management Group	3,470	3,325	3,291	4%	5%
Asset Management	645	599	533	8%	21%
Intersegment Eliminations	(46)	(45)	(35)	(2%)	(31%)
Consolidated net revenues	$8,158	$6,966	$6,924	17%	18%

Income (loss) from continuing operations before tax
Institutional Securities	$830	$76	$(329)	*	*
Global Wealth Management Group	597	562	403	6%	48%
Asset Management	187	221	128	(15%)	46%
Intersegment Eliminations	0	0	0	--	--
Consolidated income (loss) from continuing operations before tax	$1,614	$859	$202	88%	*

Income (loss) applicable to Morgan Stanley
Institutional Securities	$663	$401	$(302)	65%	*
Global Wealth Management Group	256	266	198	(4%)	29%
Asset Management	84	(7)	25	*	*
Intersegment Eliminations	0	0	0	--	--
Consolidated income (loss) applicable to Morgan Stanley	$1,003	$660	$(79)	52%	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$958	$568	$(119)	69%	*

Earnings per basic share:
Income from continuing operations	$0.51	$0.33	$(0.05)	55%	*
Discontinued operations	$(0.01)	$(0.03)	$(0.01)	67%	--
Earnings per basic share	$0.50	$0.30	$(0.06)	67%	*

Earnings per diluted share:
Income from continuing operations	$0.50	$0.33	$(0.05)	52%	*
Discontinued operations	$(0.01)	$(0.04)	$(0.01)	75%	--
Earnings per diluted share	$0.49	$0.29	$(0.06)	69%	*

Financial Metrics:
Return on average common equity
from continuing operations	6.4%	4.2%	*
Return on average common equity	6.3%	3.8%	*

Return on average common equity
from continuing operations excluding DVA	7.6%	6.3%	9.2%
Return on average common equity excluding DVA	7.5%	5.8%	9.1%

Tier 1 common capital ratio	11.5%	14.6%	13.3%
Tier 1 capital ratio	13.9%	17.7%	16.9%

Book value per common share	$31.22	$30.70	$30.74
Tangible book value per common share	$27.39	$26.86	$27.37

Notes:	-	Effective January 1, 2013, in accordance with the U.S. banking regulators’ rules, the Firm implemented the Basel Committee’s market risk capital framework, commonly referred to as “Basel 2.5”.
-
Results for the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, include positive (negative) revenue of $(317) million, $(511) million and $(1,978) million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt (Debt Valuation Adjustment, DVA).

-
The return on average common equity, return on average common equity excluding DVA and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess operating performance and capital adequacy.

	-	Tier 1 common capital ratio equals Tier 1 common equity divided by risk-weighted assets (RWAs).
	-	Tier 1 capital ratio equals Tier 1 capital divided by RWAs.
	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 of the financial supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	Dec 31, 2012	Mar 31, 2012
Revenues:
Investment banking	$1,224	$1,439	$1,063	(15%)	15%
Trading	2,694	1,513	2,402	78%	12%
Investments	338	304	85	11%	*
Commissions and fees	1,168	1,052	1,177	11%	(1%)
Asset management, distribution and admin. fees	2,346	2,331	2,152	1%	9%
Other	203	152	104	34%	95%
Total non-interest revenues	7,973	6,791	6,983	17%	14%

Interest income	1,398	1,481	1,542	(6%)	(9%)
Interest expense	1,213	1,306	1,601	(7%)	(24%)
Net interest	185	175	(59)	6%	*
Net revenues	8,158	6,966	6,924	17%	18%
Non-interest expenses:
Compensation and benefits	4,216	3,633	4,430	16%	(5%)

Non-compensation expenses:
Occupancy and equipment	379	394	388	(4%)	(2%)
Brokerage, clearing and exchange fees	428	369	403	16%	6%
Information processing and communications	448	474	459	(5%)	(2%)
Marketing and business development	134	163	146	(18%)	(8%)
Professional services	440	558	412	(21%)	7%
Other	499	516	484	(3%)	3%
Total non-compensation expenses	2,328	2,474	2,292	(6%)	2%

Total non-interest expenses	6,544	6,107	6,722	7%	(3%)

Income (loss) from continuing operations before taxes	1,614	859	202	88%	*
Income tax provision / (benefit) from continuing operations	342	8	54	*	*
Income (loss) from continuing operations	1,272	851	148	49%	*
Gain (loss) from discontinued operations after tax	(19)	(63)	(14)	70%	(36%)
Net income (loss)	$1,253	$788	$134	59%	*
Net income applicable to redeemable noncontrolling interests	122	116	0	5%	*
Net income applicable to nonredeemable noncontrolling interests	147	78	228	88%	(36%)
Net income (loss) applicable to Morgan Stanley	984	594	(94)	66%	*
Preferred stock dividend / Other	26	26	25	--	4%
Earnings (loss) applicable to Morgan Stanley common shareholders	$958	$568	$(119)	69%	*

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	1,003	660	(79)	52%	*
Gain (loss) from discontinued operations after tax	(19)	(66)	(15)	71%	(27%)
Net income (loss) applicable to Morgan Stanley	$984	$594	$(94)	66%	*

Pre-tax profit margin	20%	12%	3%
Compensation and benefits as a % of net revenues	52%	52%	64%
Non-compensation expenses as a % of net revenues	29%	36%	33%
Effective tax rate from continuing operations	21.2%	0.9%	26.7%

Notes:	-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure to assess operating performance.
Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
For the quarter ended March 31, 2013, the income tax provision from continuing operations included a net tax benefit of approximately $142 million consisting of a discrete net tax benefit from the remeasurement of reserves and related interest and a benefit resulting from a retroactive change in
U.S. tax law (reported in the Institutional Securities business segment).

-
For the quarter ended December 31, 2012, the income tax provision from continuing operations included a net tax benefit of approximately $224 million consisting of a discrete benefit from remeasurement of reserves and an out of period tax provision to adjust previously recorded deferred tax assets.

-
During the quarter ended September 30, 2012, Morgan Stanley completed the purchase of an additional 14% stake in Morgan Stanley Smith Barney from Citigroup Inc. (Citi), increasing the Firm’s interest from 51% to 65%. Prior to September 17, 2012, Citi’s results related to its 49% interest were reported in net income (loss) applicable to nonredeemable noncontrolling interests. Due to the terms of the revised agreement with Citi, subsequent to the purchase of the additional 14% stake, Citi’s results related to the 35% interest are reported in net income (loss) applicable to redeemable noncontrolling interests.

	-	Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs).

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012	Dec 31, 2012	Mar 31, 2012

Income (loss) from continuing operations	$1,272	$851	$148	49%	*

Net income applicable to redeemable noncontrolling interests	122	116	0	5%	*
Net income applicable to nonredeemable noncontrolling interests	147	75	227	96%	(35%)
Net income (loss) from continuing operations applicable to noncontrolling interest	269	191	227	41%	19%

Income (loss) from continuing operations applicable to Morgan Stanley	1,003	660	(79)	52%	*
Less: Preferred Dividends	24	24	24	--	--
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	979	636	(103)	54%	*

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	2	2	1	--	100%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$977	$634	$(104)	54%	*

Gain (loss) from discontinued operations after tax	(19)	(63)	(14)	70%	(36%)
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	3	1	*	*
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(19)	(66)	(15)	71%	(27%)
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(19)	(66)	(15)	71%	(27%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$958	$568	$(119)	69%	*

Average basic common shares outstanding (millions)	1,901	1,892	1,877	1%	1%

Earnings per basic share:
Income from continuing operations	$0.51	$0.33	$(0.05)	55%	*
Discontinued operations	$(0.01)	$(0.03)	$(0.01)	67%	--
Earnings per basic share	$0.50	$0.30	$(0.06)	67%	*

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$977	$634	$(104)	54%	*

Diluted EPS Adjustments:	--	--	--	--	--

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$977	$634	$(104)	54%	*

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(19)	(66)	(15)	71%	(27%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$958	$568	$(119)	69%	*

Average diluted common shares outstanding and common stock equivalents (millions)	1,940	1,937	1,877	--	3%

Earnings per diluted share:
Income from continuing operations	$0.50	$0.33	$(0.05)	52%	*
Discontinued operations	$(0.01)	$(0.04)	$(0.01)	75%	--
Earnings per diluted share	$0.49	$0.29	$(0.06)	69%	*

Notes:	-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share. For further discussion of the Firm's earnings per share calculations, see page 14 of the financial supplement and Note 2 to the consolidated financial statements in the Firm's Annual Report on Form 10-K for the year ended December 31, 2012.